Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 2006 Stock Incentive Plan, of our reports dated May 15, 2006 with respect to the consolidated financial statements of Cirrus Logic, Inc., Cirrus Logic Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc. included in its Annual Report (Form 10-K) for the year ended March 25, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP
Austin, Texas
July 27, 2006